Exhibit 99.2

Wells Real Estate Fund VI, L.P. Fact Sheet	VI

DATA AS OF MARCH 31, 2006

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 3/31/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE		DISPOSITION PRICE		ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	26%	1/31/90	$6,689,802	7/1/04		$7,109,800		$1,801,573
BellSouth	100%	34%	4/25/95	$9,000,000	N/A		N/A		N/A
Cherokee Commons	SOLD	11%	6/9/87	$8,907,596	10/01/01		$8,660,000		$886,212
Hartford	SOLD	54%	12/29/93	$6,941,504	8/12/03		$8,925,000		$4,366,494
Marathon	SOLD	42%	9/16/94	$8,279,421	12/29/04		$10,250,000		$4,152,602
Stockbridge Village I Expansion	SOLD	45%	6/7/95	$2,933,246	4/29/04		$4,161,325		$1,840,496
Stockbridge Village II	SOLD	54%	11/12/93	$2,945,262	4/29/04		$2,740,385		$1,450,040
Stockbridge Village III	SOLD	45%	4/7/94	$2,926,832	4/29/04		$2,943,376		$1,303,606
Tanglewood Commons	SOLD **	34%	5/31/95	$8,700,001	10/7/02 4/21/05	& ***	$12,110,620	***	$4,045,894	***
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.

**	Fund VI retains an ownership interest in two land outparcels.

***	This asset was sold in two transactions. The Disposition Price and Allocated Net Sale Proceeds reflect the combination of the two sales.

FUND FEATURES

OFFERING DATES	April 1993 – April 1994

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	72% to 28%

AMOUNT RAISED	$25,000,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund VI is in the disposition-and-liquidation phase of its life cycle. We have sold eight assets, and the BellSouth building is currently under contract for sale. While there is no guarantee that the sale transaction will close, it would provide a desirable conclusion to the re-leasing efforts that were completed last year. The completion of this transaction would mean that the only remaining real estate assets in the Fund are the two Tanglewood outparcels, which are currently being marketed for sale.

With the last income-producing property remaining in the Fund under contract for sale, the General Partners are currently reserving operating cash and the remaining net sale proceeds from the sale of Tanglewood Commons. We anticipate that operating distributions will be reserved in the near-term, given the anticipated property sales. Once the details surrounding the potential sale of the BellSouth building become known, the General Partners will evaluate when further distributions of net sale proceeds are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund VI, L.P. Fact Sheet	VI

DATA AS OF MARCH 31, 2006

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $1,801,573 in net sale proceeds has been allocated to Fund VI. These proceeds were distributed to the limited partners in May 2005.

•	The BellSouth building in Jacksonville, Florida, is currently 100% leased. We have completed a three-year lease extension with BellSouth through April 2009, and as part of this transaction, BellSouth will reduce its square footage by approximately 12,000 square feet in 2006. We also have completed a ten-year extension with American Express to 2016, which includes an expansion into the additional space that BellSouth is vacating This property is currently under contract for sale.

•	The Cherokee Commons property was sold in 2001, and $886,212 of the net sale proceeds was allocated to the Fund. The net sale proceeds were distributed to the limited partners in January 2004.

•	The Hartford property was sold in 2003, delivering allocated net sale proceeds to the Fund of $4,366,494. The General Partners have used $19,116 of these proceeds to fund the Partnership’s pro-rata share of operating expenses, re-leasing costs, and capital expenditures at the Marathon property. In addition, $4,345,000 of the net sale proceeds was distributed to limited partners in January 2004, and the remaining proceeds of $2,378 were distributed in November 2004.

•	The Marathon property was sold in December 2004, following the restabilization of the asset with two long-term leases. Of the net sale proceeds, $4,152,602 was allocated to the Fund, and $3,798,426 was distributed to the limited partners in May 2005. The remaining $354,176 was included in the November 2005 distribution.

•	The Stockbridge Village II, III, and I Expansion properties were sold on April 29, 2004, and net sale proceeds of $1,450,040, $1,303,606, and $1,840,496, respectively, have been allocated to the Fund from these sales. These proceeds were distributed to the limited partners in November 2004.

•	The Tanglewood Commons shopping center was sold on April 21, 2005, and the Fund had previously sold a land outparcel in 2002. The total net sale proceeds allocated to Fund VI were $4,045,894. Of these net sale proceeds, $306,332 was used to fund the Partnership’s pro-rata share of operating costs and re-leasing costs at the Marathon property. The November 2005 distribution included $3,345,824 of the proceeds, and the remaining $393,738 is being reserved since there is only one income-producing property remaining in the Fund, and it is currently under contract for sale. The Fund also retains an ownership interest in two remaining outparcels, which are being marketed for sale now that the shopping center has been sold.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$7.18	N/A	$7.66	$1.98
PER “B” UNIT	$10	$0.00	$2.41	$7.59	$1.98

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2006	Reserved	—	—	—	—
2005	3.00%	Reserved	Reserved	Reserved	0.75%
2004	5.00%	2.50%	3.00%	3.00%	3.38%
2003	5.00%	5.50%	6.50%	6.50%	5.88%
2002	8.00%	8.00%	8.00%	4.50%	7.13%
2001	8.75%	8.50%	8.50%	8.25%	8.50%
2000	9.00%	9.00%	9.00%	8.75%	8.94%
1999	7.80%	8.22%	8.41%	8.67%	8.28%
1998	8.06%	8.16%	8.01%	7.79%	8.01%
1997	6.81%	6.78%	7.43%	8.02%	7.26%
1996	6.03%	5.40%	4.99%	6.27%	5.67%
1995	6.25%	6.25%	6.27%	6.30%	6.27%
1994	0.00%	0.00%	5.01%	6.27%	2.82%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004		2003		2002	2001	2000
-12.19%*	-37.08	%*	-26.62	%*	0.00%	16.78%	19.66%

*	Negative percentage due to income allocation.

For a more detailed annual financial report, please refer to

Fund VI’s most recent 10-K filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ1-06LP06-04 (2157)	© 2006 Wells Real Estate Funds